Exhibit 99.2

Press Release | For Distribution

Zix Announces Share Repurchase Program

DALLAS — April 25, 2017 — Zix Corporation (Zix), (NASDAQ: ZIXI), a leader in email security, announced that its board of directors approved a share repurchase program that enables the company to purchase up to $10 million of its shares of common stock from time to time in the open market or in block purchase transactions. The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The share purchases will be funded from cash from operations and may be suspended or discontinued at any time. The share repurchase program is scheduled to expire on May 31, 2018.

“We are confident in the strength and future of Zix. The latest share repurchase program, our acquisition of Greenview Data and the unveiling of two new solutions for an expanded total addressable market demonstrate our balanced strategic approach and our commitment to investing in profitable growth,” said Dave Wagner, Chief Executive Officer at Zix. “We look forward to delivering value to our shareholders through continued execution of our strategic growth pillars.”

About Zix Corporation

Zix Corporation (Zix) is a leader in email security. Trusted by the nation’s most influential institutions in healthcare, finance and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection, archiving and bring your own device (BYOD) mobile security. Focusing on the protection of business communication, Zix enables its customers to better secure data and meet compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit zixcorp.com.

Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements regarding Zix’s plan to repurchase a portion of its common shares in the open market, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this release was issued. Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to Zix’s overall financial and cash generation performance, potential other uses for Zix’s cash, potential limitations on repurchases, conditions in the market for Zix’s stock and other corporate developments. Further information regarding factors that could affect Zix’s ability to successfully execute its plan to repurchase a portion of its shares of common stock can be found in the risk factors section of Zix’s most recent filing on Form 10-K with the Securities and Exchange Commission.

www.zixcorp.com

Press Release | For Distribution

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Zix Company Contact Taylor Johnson (214) 370-2134 tjohnson@zixcorp.com	Zix Investor Contact Matt Glover and Najim Mostamand Liolios Group, Inc. (949) 574-3860 ZIXI@liolios.com

www.zixcorp.com